AVIS BUDGET GROUP REPORTS SECOND QUARTER 2013 RESULTS

•	Revenue increased 7% to $2.0 billion.

•	Pricing in North America increased 1% year-over-year.

•	Adjusted EBITDA was $179 million, excluding certain items.

•	Diluted earnings per share were $0.50, excluding certain items, on a GAAP net loss of $28 million.

•	Company updates its full-year earnings outlook.

•	Company authorizes $200 million share repurchase program.

PARSIPPANY, N.J., August 6, 2013 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its second quarter ended June 30, 2013. For the quarter, the Company reported revenue of $2.0 billion, a 7% increase compared with the prior-year second quarter. Excluding certain items, Adjusted EBITDA declined 33% to $179 million. The Company reported net income of $58 million, excluding certain items, and a GAAP net loss of $28 million due to debt-extinguishment expenses, transaction-related charges and restructuring costs.

“Our second quarter results reflected volume growth in all regions and increased pricing in North America, offset by the significant year-over-year increase in North American fleet costs occasioned by the significant car-sale gains and depreciation adjustments recorded in the comparable quarter of last year,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “Going forward, we expect volume and pricing trends in North America to remain favorable and fleet costs to stabilize. In addition, summer trends in Europe are also favorable, while the integration of Zipcar continues to progress as planned, with both cost savings and incremental revenue opportunities being realized.”

Zipcar, acquired by the Company in March 2013, contributed approximately $76 million to revenues and $6 million to Adjusted EBITDA in the second quarter.

The Company also today announced that its Board of Directors has authorized a new share repurchase program that will enable it to purchase up to $200 million of its common stock. The amount and timing of specific repurchases are subject to market conditions, Company performance and stock price, applicable legal requirements and other factors. Repurchases may be conducted in the open market or in privately negotiated transactions. The Company intends to fund share repurchases primarily with cash flow from operations and indicated that the share repurchase authorization does not represent any change in its targeted leverage ratios.

“Today’s share-repurchase announcement reflects the confidence we have in our business and our prospects,” Mr. Nelson said. “We have reduced our diluted share count by more than 16 million shares as a result of having repurchased $270 million of our convertible debt in 2012 and 2013, and we remain committed to delivering value to our shareholders, while also maintaining a prudent capital structure and flexibility to execute on our strategic objectives.”

Executive Summary
Total Company revenue increased 7% in second quarter 2013 compared to second quarter 2012 primarily due to the acquisition of Zipcar and a 3% increase in rental days. Second quarter Adjusted EBITDA decreased 33% to $179 million, excluding certain items, primarily due to higher fleet costs in North America.

Business Segment Discussion
The following discussion of second quarter operating results focuses on revenue and Adjusted EBITDA for each of our operating segments. Revenue and Adjusted EBITDA are expressed in millions.

North America
(Consisting of the Company’s U.S. car rental operations, Canadian vehicle rental operations and Zipcar business)

	2013	2012	% change
Revenue	$1,292	$1,184	9%
Adjusted EBITDA	$114	$184	(38%)

Revenue increased 9% primarily due to the acquisition of Zipcar, a 2% increase in volume and a 1% increase in pricing, including a 4% increase in leisure pricing. Adjusted EBITDA decreased 38% primarily due to a 60%, or $120 million, increase in per-unit fleet costs, partially offset by higher pricing, lower operating costs and lower vehicle interest expense. Excluding the acquisition of Zipcar, revenue increased 3% and Adjusted EBITDA decreased 41%. Adjusted EBITDA includes $1 million of restructuring costs in second quarter 2013.

International
(Consisting of the Company’s international vehicle rental operations)

	2013	2012	% change
Revenue	$608	$579	5%
Adjusted EBITDA	$53	$59	(10%)

Revenue increased 5% primarily due to a 6% increase in rental days, partially offset by a 2% decline in pricing. The October 2012 acquisition of Apex Car Rentals contributed $7 million to revenue. Adjusted EBITDA declined $6 million primarily reflecting inflationary increases in operating costs and increased marketing commissions in Europe. Adjusted EBITDA includes $6 million of restructuring costs in second quarter 2013 compared to $12 million in second quarter 2012.

Truck Rental
(Consisting of the Company’s U.S. truck rental operations)

	2013	2012	% change
Revenue	$102	$103	(1%)
Adjusted EBITDA	$8	$17	(53%)

Truck Rental revenue decreased 1% due to a 7% decrease in our truck rental fleet and a corresponding decrease in volume, largely offset by a 9% increase in pricing. Adjusted EBITDA declined by $9 million primarily due to our previously announced initiative to reposition the business, which resulted in $8 million of restructuring costs.

Other Items

•
Acquisition of Payless Car Rental - The Company announced in July that it had acquired Payless Car Rental, the sixth largest car rental company in North America. The addition of the Payless brand, which generated approximately $80 million in annual revenue in 2012, gives Avis Budget Group a meaningful position in the deep-value segment of the car rental market.

•
Debt Refinancing - In June, the Company refinanced its existing $900 million in term loan borrowings due 2019 with $1 billion in new term loan borrowings due 2019, while also reducing the interest rate on such loans by 75 basis points. The Company also redeemed all of its $124 million outstanding 9.625% senior notes due 2018 and $100 million of its floating-rate senior notes due 2014.

•
Revolving Credit Facility Extension - In August, the Company amended its principal corporate revolving credit facility, extending its maturity from 2016 to 2018, expanding its size from $1.5 billion to $1.65 billion, and reducing the interest rate under the facility by 75 basis points. As of June 30, 2013, the Company had no borrowings and $1.1 billion of letters of credit outstanding under the facility.

Outlook
The Company today updated its estimates of its full-year 2013 results based on current economic conditions.

The Company continues to expect its full-year 2013 revenue to be approximately $7.8 billion to $8.0 billion, a 6% to 9% increase compared to 2012. The Company now expects its Adjusted EBITDA to be approximately $750 million to $800 million, excluding certain items. The narrowing of the Company’s projected Adjusted EBITDA range from its initial expectation reflects better-than-expected pricing trends in North America, offset by lower vehicle residual values in North America and weak economic conditions in Europe and Australia.

The Company now expects per-unit fleet costs in its North America segment to increase approximately 25%, to roughly $300 per month in 2013. Total Company fleet costs are expected to be $285 to $295 per unit per month in 2013, an increase of approximately 15% to 20% compared to 2012.

The Company expects interest expense related to corporate debt to be approximately $230 million, a decline of $30 million compared to 2012. The Company continues to expect that its 2013 non-vehicle depreciation and amortization expense (excluding the amortization of intangible assets related to the acquisitions of Avis Europe and Zipcar) will be approximately $130 million to $135 million. As a result, the Company estimates that its pretax income will be approximately $385 million to $440 million, excluding certain items.

The Company continues to expect that its effective tax rate in 2013 will be approximately 37% to 38%, excluding certain items, and that its diluted share count will be approximately 117 to 118 million. Based on these expectations, the Company estimates that its 2013 diluted earnings per share, excluding certain items, will be approximately $2.05 to $2.35.

Investor Conference Call
Avis Budget Group will host a conference call to discuss second quarter results on August 7, 2013, at 8:30 a.m. (ET). Investors may access the call live at ir.avisbudgetgroup.com or by dialing (630) 395-0021 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 11:00 a.m. (ET) on August 7 until 8:00 p.m. (ET) on August 21 at (203) 369-1043, access code: “Avis Budget.”

About Avis Budget Group, Inc.
Avis Budget Group, Inc. is a leading global provider of vehicle rental services, both through its Avis and Budget brands, which have more than 10,000 rental locations in approximately 175 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with more than 810,000 members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to future results, future fleet costs, future rental volume and pricing trends, effective tax rates, acquisition synergies, cost-saving initiatives and share repurchases are also forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate the businesses of Zipcar, Payless and Avis Budget, any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost for new vehicles and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any change in travel demand, including any change in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our global operations, including the funding of our vehicle fleet via the asset-backed securities market, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, the Company’s ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation, regulation or governmental or regulatory inquiries or investigations involving the Company, and the Company’s ability to accurately estimate its future results and implement its strategy for cost savings and growth. Other unknown or unpredictable factors could also have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain financial measures such as Adjusted EBITDA, pretax income and diluted earnings per share, which exclude certain items under each measure and are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1 and Table 5 to this release. The Company believes that these non-GAAP measures are useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items under each measure, are net income, pretax income and diluted earnings per share. Because of the forward-looking nature of the Company’s forecasted non-GAAP Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items, specific quantifications of the amounts that would be required to reconcile forecasted net income, pretax income and diluted earnings per share are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items, to forecasted net income, pretax income, and diluted earnings per share would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #

Tables Follow

Table 1
Avis Budget Group, Inc.
SUMMARY DATA SHEET
(In millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change
Income Statement and Other Certain Items
Net revenues	$2,002	$1,866	7%	$3,693	$3,489	6%
Adjusted EBITDA (non-GAAP)	164	254	(35%)	247	366	(33%)
Income (loss) before income taxes	(38)	129	*	(95)	102	*
Net income (loss)	(28)	79	*	(74)	56	*
Earnings (loss) per share - Diluted	(0.26)	0.66	*	(0.69)	0.47	*

Excluding Certain Items (non-GAAP) (A)
Net revenues	$2,002	$1,866	7%	$3,693	$3,489	6%
Adjusted EBITDA	179	266	(33%)	272	385	(29%)
Income before income taxes	93	171	(46%)	98	190	(48%)
Net income	58	112	(48%)	67	126	(47%)
Earnings per share - Diluted	0.50	0.94	(47%)	0.58	1.04	(44%)

	As of
	June 30, 2013	December 31, 2012
Balance Sheet Items
Cash and cash equivalents	$503	$606
Vehicles, net	12,099	9,274
Debt under vehicle programs	9,357	6,806
Corporate debt	3,416	2,905
Stockholders’ equity	646	757

	Segment Results
		Three Months Ended June 30,			Six Months Ended June 30,
		2013	2012	% Change	2013	2012	% Change
	Net Revenues
	North America	$1,292	$1,184	9%	$2,392	$2,222	8%
	International	608	579	5%	1,123	1,089	3%
	Truck Rental	102	103	(1%)	178	177	1%
	Corporate and Other	—	—	*	—	1	*
	Total Company	$2,002	$1,866	7%	$3,693	$3,489	6%

	Adjusted EBITDA (B)
	North America	$114	$184	(38%)	$205	$277	(26%)
	International	53	59	(10%)	67	81	(17%)
	Truck Rental	8	17	(53%)	(2)	18	*
	Corporate and Other	(11)	(6)	*	(23)	(10)	*
	Total Company	$164	$254	(35%)	$247	$366	(33%)

Reconciliation of Adjusted EBITDA to Pretax Income (Loss)
	Total Company Adjusted EBITDA	$164	$254		$247	$366
Less:	Non-vehicle related depreciation and amortization	37	29		71	62
	Interest expense related to corporate debt, net:
	Interest expense	55	69		114	142
	Early extinguishment of debt	91	23		131	50
	Transaction-related costs	19	4		26	10
	Income (loss) before income taxes	$(38)	$129	*	$(95)	$102	*

_______
*	Not meaningful.
(A)
During the three and six months ended June 30, 2013, we recorded certain items of $131 million and $193 million ($86 million and $141 million, net of tax), respectively. For the three months ended June 30, 2013, these items consisted of $91 million ($56 million, net of tax) for costs related to the early extinguishment of corporate debt, $19 million ($16 million, net of tax) for transaction-related costs primarily related to the integration of Avis Europe and the acquisition and integration of Zipcar, $15 million ($10 million, net of tax) in restructuring expenses and $6 million ($4 million, net of tax) for purchase-accounting effects related to the acquisitions of Avis Europe and Zipcar. For the six months ended June 30, 2013, these items consisted of $131 million ($95 million, net of tax) for costs related to the early extinguishment of corporate debt, $26 million ($23 million, net of tax) for transaction-related costs primarily related to the integration of Avis Europe and the acquisition of Zipcar, $25 million ($16 million, net of tax) in restructuring expenses and $11 million ($7 million, net of tax) for purchase-accounting effects related to the acquisitions of Avis Europe and Zipcar.

During the three and six months ended June 30, 2012, we recorded certain items of $42 million and $88 million ($33 million and $70 million, net of tax), respectively. During the three months ended June 30, 2012, these items consisted of $23 million ($21 million, net of tax) for the early extinguishment of corporate debt, $12 million ($8 million, net of tax) in restructuring expenses, $4 million ($2 million, net of tax) of transaction-related costs related to the integration of Avis Europe and $3 million ($2 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition. During the six months ended June 30, 2012, certain items consisted of $50 million ($44 million, net of tax) for the early extinguishment of corporate debt, $19 million ($13 million, net of tax) in restructuring expenses, $10 million ($7 million, net of tax) in transaction-related costs related to the integration of Avis Europe and $9 million ($6 million, net of tax) for amortization expense related to the intangible assets recognized in the Avis Europe acquisition.

(B)
See Table 5 for a description of Adjusted EBITDA. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $12 million and $11 million in second quarter 2013 and 2012, respectively, and $22 million and $21 million in the six months ended June 30, 2013 and 2012, respectively.

Table 2

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Vehicle rental	$1,438	$1,334	$2,654	$2,502
Other	564	532	1,039	987
Net revenues	2,002	1,866	3,693	3,489

Expenses
Operating	1,007	953	1,937	1,847
Vehicle depreciation and lease charges, net	476	334	863	652
Selling, general and administrative	274	233	498	452
Vehicle interest, net	66	80	123	153
Non-vehicle related depreciation and amortization	37	29	71	62
Interest expense related to corporate debt, net:
Interest expense	55	69	114	142
Early extinguishment of debt	91	23	131	50
Transaction-related costs	19	4	26	10
Restructuring charges	15	12	25	19
Total expenses	2,040	1,737	3,788	3,387

Income (loss) before income taxes	(38)	129	(95)	102
Provision for (benefit from) income taxes	(10)	50	(21)	46
Net income (loss)	$(28)	$79	$(74)	$56

Earnings (loss) per share
Basic	$(0.26)	$0.74	$(0.69)	$0.52
Diluted	$(0.26)	$0.66	$(0.69)	$0.47

Weighted average shares outstanding
Basic	108.4	106.7	108.0	106.3
Diluted	108.4	121.9	108.0	124.8

Table 3

Avis Budget Group, Inc.
SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change
CAR RENTAL

North America Segment (A)

Rental Days (000’s)	23,016	22,570	2%	42,739	42,010	2%
Time and Mileage Revenue per Day	$39.26	$38.75	1%	$40.22	$39.23	3%
Average Rental Fleet	358,943	348,730	3%	335,773	326,849	3%

International Segment

Rental Days (000’s)	9,312	8,813	6%	16,812	16,152	4%
Time and Mileage Revenue per Day (B)	$41.79	$42.76	(2%)	$42.73	$44.04	(3%)
Average Rental Fleet	146,538	141,448	4%	134,394	129,486	4%

Total Car Rental (A)

Rental Days (000’s)	32,328	31,383	3%	59,551	58,162	2%
Time and Mileage Revenue per Day	$39.99	$39.88	0%	$40.93	$40.56	1%
Average Rental Fleet	505,481	490,178	3%	470,167	456,335	3%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	1,007	1,101	(9%)	1,860	1,978	(6%)
Time and Mileage Revenue per Day	$81.90	$75.23	9%	$76.91	$72.27	6%
Average Rental Fleet	25,138	26,925	(7%)	25,885	26,026	(1%)

_______
Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Amounts exclude Zipcar.
(B)	Excluding currency exchange effects, time and mileage revenue per day decreased 3 percentage points in the three and six months ended June 30, 2013.

Table 4

Avis Budget Group, Inc.
CONSOLIDATED CONDENSED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS
(In millions)

CONSOLIDATED CONDENSED SCHEDULE OF CASH FLOWS

Six Months Ended June 30, 2013
Operating Activities
Net cash provided by operating activities	$874

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(475)
Net cash used in investing activities of vehicle programs	(2,983)
Net cash used in investing activities	(3,458)

Financing Activities
Net cash provided in financing activities exclusive of vehicle programs	382
Net cash provided by financing activities of vehicle programs	2,116
Net cash provided by financing activities	2,498

Effect of changes in exchange rates on cash and cash equivalents	(17)
Net change in cash and cash equivalents	(103)
Cash and cash equivalents, beginning of period	606
Cash and cash equivalents, end of period	$503

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Six Months Ended June 30, 2013
Pretax loss	$(95)
Add-back of non-vehicle related depreciation and amortization	71
Add-back of debt extinguishment costs	131
Add-back of transaction-related costs	26
Working capital and other	(55)
Capital expenditures	(56)
Tax payments, net of refunds	(23)
Vehicle programs and related (B)	20
Free Cash Flow	19

Acquisition and related payments, net of acquired cash (C)	(495)
Borrowings, net of debt repayments	397
Transaction-related payments	(28)
Financing costs, foreign exchange effects and other	4
Net change in cash and cash equivalents (per above)	$(103)

_______
(A)	See Table 5 for a description of Free Cash Flow.
(B)	Includes vehicle-backed borrowings (repayments) that are incremental to vehicle-backed borrowings (repayments) required to fund incremental (reduced) vehicle and vehicle-related assets.
(C)	Includes acquisition-related payments incurred as a result of the acquisition of Zipcar.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Six Months Ended June 30, 2013
Free Cash Flow (per above)	$19
Investing activities of vehicle programs	2,983
Financing activities of vehicle programs	(2,116)
Capital expenditures	56
Proceeds received on asset sales	(7)
Change in restricted cash	(14)
Acquisition-related payments	(19)
Transaction-related payments	(28)
Net Cash Provided by Operating Activities (per above)	$874

Table 5

Avis Budget Group, Inc.
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES
(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA
The accompanying press release presents Adjusted EBITDA, which represents income before non-vehicle related depreciation and amortization, any impairment charge, transaction-related costs, non-vehicle related interest, transaction-related costs and income taxes. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to income (loss) before income taxes can be found on Table 1 and a reconciliation of income (loss) before income taxes to net income (loss) can be found on Table 2.

Certain Items
The accompanying press release and tables present Adjusted EBITDA, loss before income taxes, net loss and diluted earnings per share for the three months ended June 30, 2013, excluding certain items. For the three months ended June 30, 2013, these items consisted of $91 million ($56 million, net of tax) for costs related to the early extinguishment of corporate debt, $19 million ($16 million, net of tax) for transaction-related costs primarily related to the integration of Avis Europe and the acquisition and integration of Zipcar, $15 million ($10 million, net of tax) in restructuring expenses and $6 million ($4 million, net of tax) for purchase-accounting effects related to the acquisitions of Avis Europe and Zipcar.

For the six months ended June 30, 2013, these items consisted of $131 million ($95 million, net of tax) for costs related to the early extinguishment of corporate debt, $26 million ($23 million, net of tax) for transaction-related costs primarily related to the integration of Avis Europe and the acquisition and integration of Zipcar, $25 million ($16 million, net of tax) in restructuring expenses and $11 million ($7 million, net of tax) for purchase-accounting effects related to the acquisitions of Avis Europe and Zipcar.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three and six months ended June 30, 2013.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA, excluding certain items to net loss:

		Three Months Ended	Six Months Ended
		June 30, 2013	June 30, 2013
	Adjusted EBITDA, excluding certain items	$179	$272

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	31	60
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	55	114
	Income before income taxes, excluding certain items	93	98

	Less certain items:
	Early extinguishment of debt	91	131
	Transaction-related costs	19	26
	Restructuring expense	15	25
	Acquisition-related amortization expense	6	11
	Loss before income taxes	(38)	(95)
	Benefit from income taxes	(10)	(21)
	Net loss	$(28)	$(74)

Reconciliation of net income, excluding certain items to net loss:

	Net income, excluding certain items	$58	$67
	Less certain items, net of tax:
	Early extinguishment of debt	56	95
	Transaction-related costs	16	23
	Restructuring expense	10	16
	Acquisition-related amortization expense	4	7
	Net loss	$(28)	$(74)

	Earnings per share, excluding certain items (diluted)	$0.50	$0.58

	Loss per share (diluted)	$(0.26)	$(0.69)

	Shares used to calculate earnings per share, excluding certain items (diluted)	116.3	117.2

The accompanying press release and tables present Adjusted EBITDA, income before income taxes, net income and diluted earnings per share for the three and six months ended June 30, 2012, excluding certain items. For the three months ended June 30, 2012, certain items consisted of $23 million ($21 million, net of tax) of expense for the early extinguishment of corporate debt, $12 million ($8 million, net of tax) in restructuring expenses, $4 million ($2 million, net of tax) of transaction-related costs related to the integration of the operations of Avis Europe and $3 million ($2 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition.

For the six months ended June 30, 2012, certain items consisted of $50 million ($44 million, net of tax) of expense for the early extinguishment of corporate debt, $19 million ($13 million, net of tax) in restructuring expenses, $10 million ($7 million, net of tax) of transaction-related costs related to the integration of the operations of Avis Europe and $9 million ($6 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three and six months ended June 30, 2012.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA, excluding certain items to net income:

		Three Months Ended	Six Months Ended
		June 30, 2012	June 30, 2012
	Adjusted EBITDA, excluding certain items	$266	$385

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	26	53
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	69	142
	Income before income taxes, excluding certain items	171	190

	Less certain items:
	Early extinguishment of debt	23	50
	Restructuring charges	12	19
	Transaction-related costs	4	10
	Acquisition-related amortization expense	3	9
	Income before income taxes	129	102
	Provision for income taxes	50	46
	Net income	$79	$56

Reconciliation of net income, excluding certain items to net income:

	Net income, excluding certain items	112	126
	Less certain items, net of tax:
	Early extinguishment of debt	21	44
	Restructuring charges	8	13
	Transaction-related costs	2	7
	Acquisition-related amortization expense	2	6
	Net income	$79	$56

	Earnings per share, excluding certain items (diluted)	$0.94	$1.04

	Earnings per share (diluted)	$0.66	$0.47

	Shares used to calculate earnings per share, excluding certain items (diluted)	121.9	124.8

Free Cash Flow
Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs and transaction-related costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.